                                                                     EXHIBIT 4.7

                            PIONEER COMPANIES, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


                 THIS AGREEMENT, made as of the 4th day of January, 1997, by and between Pioneer Companies, Inc., a Delaware corporation (the "Company") and Michael J. Ferris (the "Optionee").

                             W I T N E S S E T H :

                 WHEREAS, by the terms of that certain Employment Agreement, dated January 4, 1997 (the "Employment Agreement"), between the Company and the Optionee, the Company agreed that Optionee would receive incentive stock options for the purchase of up to 150,000 shares of the Company's Class A Common Stock, par value $.01 per share ("Stock"), and that Optioneer would receive nonqualified stock options for the purchase of up to 250,000 shares of Stock, with such nonqualified stock options to be received in accordance with the following schedule:

                                              No. of Shares                Exercise Price
                                              -------------                --------------
         Commencement of Employment           175,000                        Market price at
                                                                             such date ($5.00)

         First anniversary of employment        25,000                       1.2 x Initial Price
         (January 4, 1998)                                                   ($6.00)

         Second anniversary of employment       25,000                       1.4 x Initial Price
         (January 4, 1999)                                                   ($7.00)

         Third anniversary of employment        25,000                       1.6 x Initial Price
         (January 4, 2000)                                                   ($8.00)

and

                 WHEREAS, in connection with the approval of the terms and conditions of the Employment Agreement by the Board of Directors of the Company on January 4, 1997, it was agreed that upon commencement of employment the Optionee would receive nonqualified stock options for the purchase of 191,250 shares of Stock and incentive stock options for the purchase of 133,750 shares of Stock, and that the remaining options for the purchase of 75,000 shares of Stock would be received at the times set forth above; and
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                 WHEREAS, this Agreement is intended to formalize the granting of the remainder of the options as provided in the Employment Agreement, provided that Optionee continues to remain in the employ of the Company on the anniversary dates as set forth above;

                 NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

                 1. Option to Purchase Shares. In accordance with the terms and conditions of the Employment Agreement, this Agreement, on the terms and conditions set forth herein, confirms the right of the Optionee to purchase (the right to purchase any one share of Stock hereunder being an "Option") from the Company (a) during the period commencing on January 4, 1998 and ending on January 4, 2008 (the "Termination Date"), an aggregate of 25,000 shares of Stock at a price of $6.00 per share (collectively, the "1998 Options"), (b) during the period commencing on January 4, 1999 and ending on January 4, 2009 (the "Termination Date"), an aggregate of 25,000 shares of Stock at a price of $7.00 per share (collectively, the "1999 Options"), and (c) during the period commencing on January 4, 2000 and ending on January 4, 2010 (the "Termination Date"), an aggregate of 25,000 shares of Stock at a price of $8.00 per share (collectively, the "2000 Options"). January 4, 2008, January 4, 2009 and January 4, 2010 shall be deemed the "Termination Date" with respect to the 1998 Options, the 1999 Options and the 2000 Options, respectively. All such Options are "nonqualified stock options" within the meaning of the regulations adopted under Section 89 of the Internal Revenue Code of 1986, as amended.

                 2. Limitations on Exercise of Options. Subject to the terms and conditions set forth herein, (a) the Optionee may exercise 5,000 of the 1998 Options on January 4, 1999, with none being exercisable prior to such date, an additional 5,000 on January 4, 2000, an additional 5,000 on January 4, 2001, an additional 5,000 on January 4, 2002, and an additional 5,000 on January 4, 2003, (b) the Optionee may exercise 5,000 of the 1999 Options on January 4, 2000, with none being exercisable prior to such date, an additional 5,000 on January 4, 2001, an additional 5,000 on January 4, 2002, an additional 5,000 on January 4, 2003, and an additional 5,000 on January 4, 2004, and (c) the Optionee may exercise 5,000 of the 2000 Options on January 4, 2001, with none being exercisable prior to such date, an additional 5,000 on January 4, 2002, an additional 5,000 on January 4, 2003, an additional 5,000 on January 4, 2004, and an additional 5,000 on January 4, 2005 .

                 (b) Notwithstanding the limitations set forth in paragraph 2(a), the Options shall become immediately exercisable in full (i) in the event of a change in control of the Company, or (ii) if Optionee's employment with the Company or a subsidiary thereof, as the case may be, is terminated by the Company or a subsidiary thereof, as the case may be, without Cause (as defined in paragraph 3 hereof), provided, however, that such change of control or such termination, as the case may be, occurs after (x) January 4, 1998 in the case of the 1998 Options, (y) January 4, 1999 in the case of the 1999 Options, and
(z) January 4, 2000 in the case of the 2000 Options. For purposes of the preceding sentence, a "change of control" shall, unless the Board of Directors of the





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
Company (the "Board") otherwise directs by resolution adopted prior thereto, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than William R. Berkley or his "affiliates" (as that term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933 (the "Securities Act")) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period, or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. Any merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company's then outstanding securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity's outstanding securities entitled to vote generally shall not, by itself, be considered a change in control.

                 3. Termination of Employment. (a) If the Optionee shall cease to be employed by reason of Normal Termination, the Options shall remain exercisable until the earlier of the applicable Termination Date or the date that is three months after the date of such Normal Termination to the extent the Options were exercisable at the time of such Normal Termination. For purposes of this Agreement, the term "Normal Termination" shall mean termination of Optionee's employment with the Company or a subsidiary thereof, as the case may be, (i) because of retirement pursuant to the qualified retirement plan of the Company or a parent or subsidiary thereof, as the case may be; (ii) on account of Disability; (iii) with the written approval of the Compensation Committee of the Board (the "Committee"); or (iv) by the Company or a parent or subsidiary thereof, as the case may be, without Cause. For purposes of the preceding sentence, (I) "Disability" shall mean disability as defined in the Company's or a subsidiary's, as the case may be, long term disability plan then in effect, or, in the absence of such plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Optionee was employed when such disability commenced or, if the Optionee was retired when such disability commenced, the inability to engage in any substantial gainful activity, as determined by the Committee based upon medical evidence acceptable to it, and (II) "Cause" shall mean the Company or a subsidiary thereof, as the case may be, having cause to terminate an Optionee's employment under any existing employment agreement between the Optionee and the Company or such parent or subsidiary or, in the absence of such an employment agreement, upon (A) the determination by the Committee that the Optionee has ceased to perform his duties to the Company or a parent or subsidiary thereof, as the case may be (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (B) the Committee's determination that the Optionee has engaged or is about to engage in conduct materially injurious





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
to the Company or a subsidiary thereof, or (C) the Optionee having been convicted of a felony.

                 (b) If the Optionee shall die on or prior to the applicable Termination Date or within three months of Normal Termination, the executor or administrator of the estate of the Optionee or the person or persons to whom the Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right, until the earlier of the applicable Termination Date or the date that is 12 months after the date of the Optionee's death, to exercise the Options to the extent that the Options were exercisable at the date of death, subject to any other limitation contained herein on the exercise of the Options in effect on the date of exercise.

                 (c) If the Optionee terminates employment for reasons other than death or Normal Termination, the Options, to the extent not exercised prior to such termination, shall lapse and be cancelled; provided, however, that a transfer of employment directly from the Company or a subsidiary thereof directly to another of any such entities shall not be deemed a termination of employment for purposes of this Agreement.

                 (d) Any provision of paragraphs 3(a), 3(b) or 3(c) hereof to the contrary notwithstanding, the Options may not be exercised beyond the applicable Termination Date.

                 (e) Whether employment has been or could have been terminated for the purposes of this Agreement, and the reasons therefor, shall be determined by the Committee, whose determination shall be final, binding and conclusive.

                 (f) After the expiration of any exercise period described in either of paragraphs 3(a), 3(b) or 3(c) hereof, the Options shall terminate together with all of the Optionee's rights hereunder, to the extent not previously exercised.

                 4. Method of Exercising Option. The Optionee may exercise any or all of the Options by delivering to the Committee a written notice signed by the Optionee stating the number of Options that the Optionee has elected to exercise at that time and full payment of the purchase price of the shares to be thereby purchased from the Company. Payment of the purchase price of the shares may be made (a) by certified or bank cashier's check payable to the order of the Company, (b) by surrender or delivery to the Company of shares of Stock having an aggregate fair market value equal to the exercise price, or (c) in the discretion of the Committee, by surrender or delivery to the Company of,
(X) other property having a fair market value on the date of exercise equal to the purchase price or (Y) a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price.

                 5. Issuance of Shares. As promptly as practical after receipt of such written notification and full payment of such purchase price, the Company shall issue or transfer to the





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
Optionee the number of shares with respect to which Options have been so exercised, and shall deliver to the Optionee a certificate or certificates therefor, registered in the Optionee's name.

                 6.  Optionee.   Whenever the word "Optionee" is used in any
provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

                 7. Non-Transferability. The Options are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and are exercisable during the Optionee's lifetime only by him. No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

                 8. Rights as Stockholder. The Optionee or a transferee of the Options shall have no rights as a stockholder with respect to any share covered by the Options until he shall have become the holder of record of such share, and no adjustment shall be made for dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which he shall become the holder of record thereof.

                 9. Recapitalizations, Reorganizations, etc. (a) The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                 (b) The shares with respect to which the Options are granted are shares of Stock of the Company as constituted on January 4, 1997, but if, and whenever, prior to the delivery by the Company of all of the shares of the Stock with respect to which the Options are granted, the Company shall effect a subdivision or consolidation of shares of the Stock outstanding, without receiving compensation therefor in money, services or property, the number and price of shares remaining under the Options shall be appropriately adjusted. Such adjustment shall be made by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be final, binding and conclusive. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to the Options.





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
                 (c) In the event of any change in the outstanding shares of Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind or shares of Stock or other securities covered by the Options and the option price thereof.

                 (d) Except as expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of options, rights or warrants to subscribe therefor, or to purchase the same, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to the Options.

                 10. Compliance with Law. (a) Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

                 (b) Upon demand by the Committee, the Optionee shall deliver to the Committee at the time of any exercise of an Option hereunder a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Optionee or such other person to purchase any shares. In the event certificates for Stock are delivered under this Agreement with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

                 11. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address





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
as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to him at the Optionee's last known address as reflected in the Company's records.

                 12. Binding Effect. Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

                 13. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without reference to the principles of conflicts of law thereof.

                 14. Restrictions in Certificate of Incorporation. The Options and any shares acquired upon exercise thereof may be subject to certain restrictions on transfer contained in the Certificate of Incorporation of the Company, a copy of which may be obtained by the Optionee upon written request to the Secretary of the Company.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this the 4th day of January, 1998, but with effect as of the day and year first above written.


                                   PIONEER COMPANIES, INC.

                                   By:    /s/ Philip J. Ablove
                                      -----------------------------------
                                              Philip J. Ablove
                                              Vice President



                                         /s/  Michael J. Ferris
                                      -----------------------------------
                                              Michael J. Ferris, Optionee






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